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                                                                    EXHIBIT 10.2

September 2, 1997


Mr. Steve M. Neil
2541 Ashwood Court, SE
Ada, Michigan  49301

Dear Steve,

I am delighted to confirm our offer to join SOLA International as Executive Vice President/Chief Financial Officer based in Menlo Park, California and reporting directly to me.

Your base salary on joining will be $20,833.34 per month ($250,000 on an annual basis) paid in two equal installments on the 15th and 30th of each month. Your salary will be subject to discretionary review increases, the first effective January 1, 1999 and annually thereafter on January 1.

You will be immediately eligible to participate in the SOLA Group Management Incentive Plan (MIP), which is an annual cash incentive program based on achievement of financial goals for the Group. The plan is targeted to pay 60% of base salary on achievement of planned financial performance and enables you to earn up to and beyond 120% of base salary according to performance above plan. Details of the MIP program for 1997/8 are attached. For the remainder of SOLA's fiscal year through March 31, 1998, we will apply the current plan and performance targets established for my corporate group and me, based on the full year's performance, but paid pro-rata to your months of service with SOLA. For 1997/8, your MIP payment will no less than the bonus paid at plan (60%) pro rata to your months of service (i.e. $150,000/2 = $75,000).

SOLA will pay you the $31,500 that you will forego in bonus from your current employer. This payment will be made in January, 1998.

In addition, you will be immediately granted options to purchase SOLA common stock under the SOLA International Inc. Stock Option Plan. Your initial option grant will be for 80,000 share at an exercise price equivalent to the closing market price on the date you join SOLA. 20% of your options will be immediately vested at the date of grant and the remainder will become progressively vested over a four year period. A further 30,000 options will be reserved for future grant subject to performance. A bullet point summary of the Plan's main features is attached and a full package including copy of the Stock Option Plan and a Stock Option Agreement will be sent to you directly on joining.

You will be reimbursed for the cost of an automobile lease up to a monthly maximum of $800.00 in addition to your expenses for insurance up to a maximum of $1,500 per year and the cost of registration fees, maintenance and gasoline for business and personal use. Steve Lee will provide you with further details on the car plan, including the choice of automobile.
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You will qualify for immediate coverage under the SOLA Group Medical, Dental,
Life and Disability Insurance Programs.

After a year of service, you will be eligible to participate in the SOLA Optical Pension Plan and SOLA Gold 401(k) Savings Plan and our Vision Service Plan.

Your vacation entitlement will be 20 days per year in addition to 11 public holidays.

As part of your relocation package, to help mitigate the impact of higher housing costs in the Menlo Park area, your house purchase will be supported by the following assistance package, based on a purchase price assumption of $1,400,000:

     An interest-free loan of $300,000, structured as an IRS Relocation Loan tied to your continuing employment with SOLA, forgiven over a period of 5 years at $60,000 per year commencing at the beginning of the 4th year following the date your house purchase closes. We will need to get some advice on setting this up to qualify as an IRS Relocation Loan.

     SOLA will take an equity stake in your house of up to $350,000. You may buy out all or part of SOLA's equity stake at the original cost for a period of 5 years from the date of close. After 5 years, the SOLA equity stake may be bought out at original cost plus 50% of assessed appreciation based on an agreed valuation. SOLA will pay property taxes and insurance and fund any capital improvements in proportion to its equity ownership.
     As the majority owner, the decision on any capital improvements will remain yours. Maintenance of the property will be exclusively your responsibility.

     In addition to loan funds of $550,000 (your existing mortgage loan balance), you will need to contribute a further $200,000 from your own sources, some of which will be the equity you have in your existing home.

     Should you purchase a home for less than $1,400,000, the SOLA equity stake will be reduced accordingly.

We would support your desire to relocate quickly and SOLA will provide bridging finance covering the $100,000 equity that you have in your current home if your sale has not closed before your purchase of a new home in the Bay Area. SOLA will also guarantee your minimum equity assumption of $100,000. In the event that your current home does not sell for at least cost ($650,000) and we make a mutual decision to sell at a lower figure, the company will make up the equity shortfall to $100,000.

In addition, SOLA will reimburse the out-of-pocket expenses of your relocation to the Menlo park area, covering the following items:

     Air fares and ground transportation for your wife and your family from your current home to the Menlo Park area.

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     Transportation of your household goods and personal effects, inclusive of replacement insurance coverage, to your new home. This includes shipment of two automobiles.

     The out-of pocket costs of selling your current home, including legal and administrative fees and real estate agents' commissions.

     The out-of pocket costs of purchasing a home in the Menlo Park area including:

          Loan origination fees up to 2 percentage points
          Escrow and title insurance/policy fees
          Revenue/recording or other mandatory transfer taxes or fees Credit report and mandatory inspection fees

We will also reimburse the cost of temporary living arrangements prior to your move into permanent accommodation. We will agree the details when these needs are clearer.

Finally, you will be provided with a Severance Agreement in common with other officers of the Company, providing for continuation of salary and benefits for 12 months in the event of termination by the Company for reasons other than Cause. Severance is mitigated by salary and benefits from future employment received during the term of continuation, (a feature of the existing agreements that is not specified in the proxy statement).

Steve, I know you have a good feel for the challenges and opportunities we have in SOLA and, I hope, our excitement for the task. I am confident that we can offer you plenty of challenge and a lot of fun. I am very much looking forward to working with you.

If you have any questions, please call me or Steve Lee. Please return a signed copy of this letter indicating your acceptance of our offer as soon as you can.


Yours sincerely,

/s/ Steve Lee

John Heine
Chief Executive officer

Agreed* and Acknowledged:  /s/ Steve M. Neil                 9/7/97
                           ---------------------        -----------------
                             Steve M. Neil                   Date

* Agreed to with the understanding that Sola agrees to increase their equity stake in our house should the house cost more than that indicated in this letter.

              /s/ Steve M. Neil
                9/7/97

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